Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 15, 2014, of Core Resource Management, Inc. F/K/A Direct Pet Health Holdings, Inc. (a development stage company) relating to the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2013, for the period from April 25, 2012 (Inception) through December 31, 2012 and for the period from April 25, 2012 (Inception) through December 31, 2013 which appears in this Annual Report (Form 10-K) of Core Resource Management, Inc. F/K/A Direct Pet Health Holdings, Inc. (a development stage company).

/s/ Chapman, Hext & Co., P.C.
Richardson, Texas
April 15, 2014